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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses, "Financial Information" and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, and "Accountants" in the respective Plans of Reorganization, and to the use of our reports dated December 15, 2004, on the financial statements and financial highlights of AIM Aggressive Growth Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Constellation Fund, AIM Diversified Dividend Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund, AIM Mid Cap Growth Fund, AIM Select Basic Value Fund, and AIM Weingarten Fund as of and for the year ended October 31, 2004 in the Registration Statement (Form N-14).

                                                              ERNST & YOUNG LLP

Houston, Texas
November 15, 2005